Exhibit 28(g)(1)(a)

CUSTODIAN CONTRACT

Between

SECURIAN FUNDS TRUST

And

WELLS FARGO BANK, N.A.

EFFECTIVE AS OF MAY 1, 2012

TABLE OF CONTENTS

1. Employment of Custodian and Property to be Held by It	1

2. Duties of the Custodian with Respect to Property of the Trust Held by the Custodian	1

2.1 Holding Securities	1

2.2 Delivery of Securities	1

2.3 Registration of Securities	4

2.4 Bank Accounts	4

2.5 Payments for Shares	4

2.6 Availability of Federal Funds	4

2.7 Collection of Income	5

2.8 Payment of Trust Monies	5

2.9 Liability for Payment in Advance of Receipt of Securities Purchased	6

2.10 Payments for Repurchases or Redemption of Shares of a Fund	6

2.11 Appointment of Agents	7

2.12 Deposit of Trust Assets in Securities Systems	7

2.13 Segregated Account	8

2.14 Ownership Certificates for Tax Purposes	9

2.15 Proxies	9

2.16 Communications Relating to Trust Portfolio Securities	9

2.17 Proper Instructions	9

2.18 Actions Permitted Without Express Authority	10

2.19 Evidence of Authority	10

2.20 Class Actions	10

2.21 Duties of the Custodian with Respect to Trust Property Held outside of the United States	11

2.21 (a) Appointment of Foreign Sub-Custodian	11

2.21 (b) Assets to be Held	11

2.21(c) Segregation of Securities	11
2.21 (d) Agreement with Foreign Banking Institution	12
2.21 (e) Access of Independent Accountants of the Trust	12
2.21(f) Repots by Custodian	12
2.21 (g) Foreign Securities Transactions	13
2.21(h) Foreign Securities Lending	14
2.21(i) Liability of Foreign Sub-Custodian	l5
2.21(j) Monitoring Responsibilities	15
2.21 (k) Branches of United States Banks	15
2.21 (l) Expropriation Insurance	15

3. Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income	16

4. Records	16

5. Opinion of Trust’s Independent Accountant	17

6. Reports to Trust by Independent Public Accountants	17

7. Compensation of Custodian	17

8. Responsibility of Custodian	17

9. Effective Period, Termination and Amendment	18

10. Successor Custodian	19

11. Interpretive and Additional Provisions	20

12. Minnesota Law to Apply	20

13. Prior Contracts	20

CUSTODIAN CONTRACT

This Contract is between SECURIAN FUNDS TRUST (the “Trust”) a statutory trust established under the laws of the state of Delaware having its principal office and place of business at St. Paul, Minnesota, and WELLS FARGO BANK, N.A., a national banking association having a principal place of business at Sixth and Marquette, Minneapolis, Minnesota 55479 (hereinafter called the “Custodian”)

WHEREAS, Advantus Series Fund, Inc. and the Custodian entered into a Custodian Contract as amended and restated as of November 1, 1999, including all amendments thereto prior to the date hereof (the “Original Version Agreement”);

WHEREAS, effective May 1, 2012, Advantus Series Fund, Inc. has been re-organized as Securian Funds Trust, a Delaware statutory trust;

WHEREAS, the Trust is assuming responsibility for all amounts (including without limitation compensation and indemnification amounts) for which Advantus Series Fund, Inc. would have responsibility to the Custodian with respect to the Original Version Agreement, and the Custodian is agreeing that all amounts for which it has responsibility to Advantus Series Fund, Inc. with respect to the Original Version Agreement will be owed by it to the Trust;

WHEREAS, the Trust operates as an open-end management investment company and has funds representing interests in a separate portfolio of securities and other assets, and the Trust has made the funds listed on Appendix A hereto subject to this Agreement (each such fund shall be referred to as a “Fund” and collectively as the “Funds”);

WHEREAS, the Trust and the Custodian desire to set forth their agreement with respect to the custody of the Funds’ Securities and cash and the processing of Securities transactions; and

WHEREAS, the Custodian agrees to perform the function of a Primary Custodian under Rule 17f-7.

WITNESSETH, that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	Employment of Custodian and Property to be Held by It

The Trust hereby employs the Custodian as the custodian of the assets of the Funds pursuant to the provisions of the Declaration of Trust. The Trust agrees to deliver to the Custodian all securities and cash owned by it, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Funds from time to time, and the cash consideration received by each Fund for such new or treasury shares of capital stock (“Shares”) of the Funds as may be issued or sold from time to time. The Custodian shall not be responsible for any property of the Trust held or received by the Trust and not delivered to the Custodian.

Upon receipt of “Proper Instructions” (within the meaning of Section 2.17), the Custodian shall from time to time employ one or more sub-custodians, but only in accordance with an applicable vote by the Board of Trustees of the Trust, and provided that the Custodian shall have no more or less responsibility or liability to the Trust on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian.

2.	Duties of the Custodian with Respect to Property of the Fund Held by the Custodian

2.1	Holding Securities

The Custodian shall hold and physically segregate for the account of each Fund all non-cash property, including all securities owned by each Fund, other than (a) securities which are maintained pursuant to Section 2.12 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as a “Securities System.”

2.2	Delivery of Securities

The Custodian shall release and deliver securities owned by the Funds held by the Custodian or in a Securities System account of the Custodian only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)	Upon sale of such securities for the account of the applicable Fund and receipt of payment therefore;

2)	Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the applicable Fund;

3)	In the case of a sale effected through a Securities System, in accordance with the provisions of Section 2.12 hereof;

4)	To the depository agent in connection with tender or other similar offers for portfolio securities of the applicable Fund;

5)	To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

6)	To the issuer thereof, or its agent, for transfer into the name of the applicable Fund or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.11 or into the name or nominee name of any sub-custodian appointed pursuant to Article I; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

7)	Upon the sale of such securities for the account of the applicable Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own negligence or willful misconduct. For exchange or conversion pursuant to any plan or merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

8)	In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts of temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

9)	For delivery in connection with any loans of securities, made by the applicable Fund, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the applicable Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of securities owned by the applicable Fund prior to the receipt of such collateral;

10)	For delivery in accordance with the provisions of any agreement among the Trust, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), relating to the compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the applicable Fund;

11)	For delivery in accordance with the provisions of any agreement among the Trust, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the applicable Fund;

12)	For delivery in accordance with instructions from the transfer agent (“Transfer Agent”) for the Trust, for delivery to such Transfer Agent or to the holders of shares in connection with distributions in kind, as may be described from time to time in the Trust’s currently effective prospectus and statement of additional information (“Prospectus”), in satisfaction of requests by holders of Shares of the applicable Funds for repurchase or redemptions; and

13)	For any other proper corporate purpose, but only upon receipt of Proper Instructions, specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and

14)	naming the person or persons to whom delivery of such securities shall be made.

2.3	Registration of Securities

Securities held by the Custodian (other than bearer securities) shall be registered in the name of each Fund or in the name of any nominee of the applicable Fund or of any nominee of the Custodian which nominee shall be assigned exclusively to the Trust, unless the Trust has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same investment adviser as the Trust, or in the name of nominee name of any agent appointed pursuant to Section 2.11 or in the name or nominee name of any sub-custodian appointed pursuant to Article I. All securities accepted by the Custodian on behalf of the Trust under the terms of this Contract shall be in “street name” or other good delivery form. Such assets shall be segregated from assets of the Custodian or sub-custodian.

2.4	Bank Accounts

The Custodian shall open and maintain a separate bank account or accounts in the name of each Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Contract, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the applicable Fund, other than cash maintained by a Fund in a bank account established and used in accordance with Rule 17f-3 under the Investment Company Act of 1940. Funds held by the Custodian for a Fund may be deposited by it to its credit as Custodian in the Banking Department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the Investment Company Act of 1940 and that each bank or trust company and the funds to be deposited with each such bank or trust company shall be approved by vote of a majority of the Board of Trustees of the Trust. Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

2.5	Payments for Shares

The Custodian shall receive from the distributor for the Funds’ Shares or from the Transfer Agent of the Trust and deposit into the applicable Fund’s account such payments as are received for Shares of such Fund issued or sold from time to time by such Fund. The Custodian will provide timely notification to the Trust and the Transfer Agent of any receipt by it of payments for Shares of the Funds.

2.6	Availability of Federal Funds

Upon mutual agreement between the Trust and the Custodian, the Custodian shall, upon the receipt of Proper Instructions, make federal funds available to the Funds as of specified times agreed upon from time to time by the Trust and the Custodian in the amount of checks received in payment for Shares of the Funds which are deposited into the applicable Fund’s account.

2.7	Collection of Income

The Custodian shall collect on a timely basis all income and other payments with respect to registered securities held hereunder to which the Funds shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent thereof and shall credit such income, as collected, to the applicable Fund’s custodian account. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when.they become due and shall collect interest when due on securities held hereunder. Income due a Fund on securities loaned pursuant to the provisions of Section 2.2(10) shall be the responsibility of the Trust. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Trust with such information or data as may be necessary to assist the Trust in arranging for the timely delivery to the Custodian of the income to which the Funds are properly entitled.

2.8	Payment of Fund Monies

Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall payout monies of the applicable Fund in the following cases only:

1.)

Upon the purchase of securities, options, futures contracts or options on futures contracts for the account of a Fund but only (a) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the Investment Company Act of 1940 to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section 2.12 hereof or (c) in the case of the repurchase agreements entered into between a Fund and the Custodian, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the applicable Fund of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the applicable Fund.

2.)	In connection with conversion, exchange or surrender of securities owned by a Fund as set forth in Section 2.2 hereof;

3.)	For the redemption or repurchase of Shares issued by a Fund as set forth in Section 2.10 hereof;

4.)	For the payment of any expense or liability incurred by a Fund, including but not limited to the following payments for the account of a Fund: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of a Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5.)	For the payment of any dividends declared pursuant to the governing documents of the Trust;

6.)	For payment of the amount of dividends received in respect of securities sold short;

7.)	For any other proper purpose, but only upon receipt of Proper Instructions, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom such payment is to be made.

2.9	Liability for Payment in Advance of Receipt of Securities Purchased

The Custodian shall not make payment for the purchase of domestic securities for the account of a Fund in advance of receipt of the securities purchased in the absence of Proper Instructions specifying to so pay in advance with regard to a particular transaction. In any and every case where payment for purchase of domestic securities of the account of a Fund is made by the Custodian in advance of receipt of the securities purchased in the absence of Proper Instructions described in the preceding sentence, the Custodian shall be absolutely liable to the Trust (for the account of the applicable Fund) for such securities to the same extent as if the securities had been received by the Custodian.

2.10	Payments for Repurchases or Redemptions of Shares of the Fund

From such funds as may be available for the purpose but subject to the limitations of the Declaration of Trust, if any, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares of a Fund, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders.

2.11	Appointment of Agents

The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the Investment Company Act of 1940 to act as a custodian, as its agent to carry out such of the provisions of this Article 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder.

2.12	Deposit of Fund Assets in Securities Systems

The Custodian may deposit and/or maintain domestic securities owned by any Fund in a clearing agency registered with the Securities and Exchange Commission under Section 17 A of the Exchange Act, which acts as a securities depository, or in a Federal Reserve Bank, as Custodian or Custodian’s agent or nominee on the records of such Federal Reserve Bank or such registered clearing agency or the nominee of either (collectively referred to herein as “Securities System”) in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, if any, and subject to the following provisions:

1)	The Custodian may keep domestic securities of a Fund in a Securities System provided that such securities are represented in an account (“Account”) of the Custodian in the Securities System which shall not include any assets of the Custodian other than assets held as a fiduciary custodian or otherwise for customers;

2)	The records of the Custodian with respect to domestic securities of a Fund which are maintained in a Securities System shall identify by book-entry those securities belonging to such Fund;

3)	The Custodian shall pay for domestic securities purchased for the account of a Fund upon (i) the simultaneous receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Fund. The Custodian shall transfer domestic securities sold for the account of a Fund upon (a) the simultaneous receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (b) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the applicable Fund. Copies of all advises from the Securities System of transfers of securities for the account of a Fund shall identify the Fund, be maintained for the Fund by the Custodian and be provided at its request. Upon request, the Custodian shall furnish the Fund confirmation of each transfer to or from the account of a Fund in the form of a written advice or notice and shall furnish to the Fund copies of daily transaction sheets reflecting each day’s transactions in the Securities System for the account of each Fund.

4)	The Custodian shall provide the Trust with any report obtained by the Custodian on the Securities System’s accounting system internal accounting control and procedures for safeguarding securities deposited in the Securities System;

5)	The Custodian shall have received the initial or annual certificate, as the case may be, required by Article 16 hereof; and

6)	Anything to the contrary in this Contract notwithstanding, the Custodian shall be liable to the Trust for any loss or damage to the applicable Fund(s) resulting from use of the Securities System by reason of any negligence, misfeasance or misconduct of the Custodian or any of its agents or of any of its or their employees or from failure of the Custodian or any such agent or employee to enforce effectively such rights as it may have against the Securities System; at the election of the Trust, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against the Securities System or any other person which the Custodian may have as a consequence of any such loss or damage if and to the extent that the applicable Funds have not been made whole for any such loss or damage.

2.13	Segregated Account

The Custodian shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of a Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.12 hereof, (i) in accordance with the provisions of any agreement among the Trust, the Custodian and a broker-dealer registered under the Exchange Act and a member of FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by a Fund, (ii) for the purpose of segregating cash or government securities in connection with options purchased, sold or written by a Fund or commodity futures contracts or options thereon purchased or sold by such Fund, (iii) for the purpose of compliance by a Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and (iv) for other proper corporate purposes, but onlv, in the case of the clause (iv), upon receipt of Proper Instructions setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

2.14	Ownership Certificates for Tax Purposes

The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to securities of the Funds held by it and in connection with transfers of securities.

2.15	Proxies

The Custodian shall, with respect to the securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Trust or a nominee of the Trust, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Trust, or to such person as the Trust identifies, such proxies, all proxy soliciting materials and all notices relating to such securities.

2.16	Communications Relating to Fund Portfolio Securities

The Custodian shall transmit promptly to the Trust all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Funds and the maturity of futures contracts purchased or sold by any Fund) received by the Custodian from issuers of the securities being held for any Fund. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Funds all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer. If the Fund desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Fund shall notify the Custodian at least three (3) business days prior to the date on which the Custodian is to take such action.

2.17	Proper Instructions

Proper Instructions as used throughout this Contract means a writing signed or initialed by one or more Authorized Persons which is provided to custodian by facsimile or electronic transmission or any other method specifically agreed upon between the Custodian and Trust. Authorized Persons means the Chairman of the Trust’s Board, its President, and any Vice President, Secretary, Treasurer or any other person, authorized by such person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Board to give Proper Instructions on behalf of a Fund which is listed in the Certificate annexed hereto as Appendix I or such other Certificate as may be received by the Custodian from time to time. Each Proper Instruction as applicable, shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by an Authorized Person with respect to the transaction involved. The Trust shall cause all oral instructions to be confirmed in writing.

2.18	Actions Permitted Without Express Authority

The Custodian may in its discretion, without express authority from the Trust;

1)	Make payments to itself or others for minor expenses of handling securities in the applicable Fund provided that all such payments shall be accounted for to the Trust;

2)	Surrender securities in temporary form for securities in definitive form;

3)	Endorse for collection, in the name of a Fund or the Trust as the case may be, checks, drafts and other negotiable instruments; and

4)	In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Funds except as otherwise directed by the Board of Trustees of the Trust.

2.19	Evidence of Authority

The Custodian shall be protected in acting upon Proper Instructions believed by it to be genuine and to have been properly executed by or on behalf of the Trust. The Custodian may receive and accept a certified copy of a vote of the Board of Trustees of the Trust as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) or any determination or of any action by the Board of Trustees pursuant to the Declaration of Trust as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

2.20	Class Actions

The Custodian shall transmit promptly to the Trust all notices or other communications received by it in connection with any class action lawsuit relating to securities currently or previously held for the Funds. Upon being directed by the Trust to do so, the Custodian shall furnish to the Trust any and all written materials which establish the holding/ownership, amount held/owned, and period of holding/ownership of the securities in question.

2.21	Duties of the Custodian with Respect to Fund Property Held Outside of the United States

2.21	(a) Appointment of Foreign Sub-Custodian

The Custodian is authorized and instructed, either directly or indirectly (through one or more sub-custodian U.S. banks, if approved by the Board of Trustees as provided in Section 1 above), to employ as sub-custodians for any Fund’s securities and other assets maintained outside of the United States the foreign institutions, foreign securities depositories and foreign clearing agencies selected pursuant to the provisions of the Foreign Custody Manager Agreement between the Trust and the Custodian.

2.21(b)	Assets to be Held

The Custodian shall limit the securities and other assets maintained in the custody of the foreign sub-custodian to: (a) “foreign assets,” as defined in paragraph (a) (2) of Rule 17f-5 under the Investment Company Act of 1940, and (b) cash and cash equivalents in such amounts as the Custodian or the Trust may determine to be reasonably necessary to effect the foreign securities transactions of the applicable Fund(s).

2.21(c)	Segregation of Securities

The Custodian shall identify on its books as belonging to the Trust for the account of one or more of the Fund(s), the foreign securities of each such Fund held by each foreign sub-custodian. Each agreement pursuant to which the Custodian or its duly appointed U.S. sub-custodian employs a foreign banking institution shall require that such institution establish a custody account for the Custodian (or its U.S. sub-custodian, as the case may be) on behalf of its customers and physically segregate in that account securities and other assets of the Custodian’s customers, and, in the event that such institution deposits a Fund’s securities in a foreign securities depository, the sub-custodian shall identify on its books as belonging to the Custodian (or is U.S. sub-custodian, as the case may be), as agent for the Custodian’s customers, the securities so deposited (all collectively referred to as the “Account”).

2.2l (d)	Agreement with Foreign Banking Institution

Each agreement with a foreign banking institution shall provide that: (a) each Fund’s assets will not be subject to any right, charge, security interest, lien or claim or any kind in favor of the foreign banking institution or its creditors, except a claim of payment for their safe custody or administration; (b) beneficial ownership for each Fund’s assets will be freely transferable without the payment of money or value other than for custody or administration, which may include payment of stamp duties or government taxes; (c) adequate records will be maintained identifying the assets as belonging to the customers of Custodian; (d) officers of or auditors employed by, or other representatives of the Custodian, including independent public accountants for the Trust, will be given access to the books and records of the foreign banking institution relating to its actions given under its agreement with the Custodian or shall be given confirmation of the contents of such books and records; and (e) assets of each Fund held by the foreign sub-custodian will be subject only to the instructions of the Trust, the Custodian or their agents.

2.21(e)	Access of Independent Accountants of the Trust

Upon request of the Trust, the Custodian will do its best efforts to arrange for the independent accountants of the Trust to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institutions under its agreement with the Custodian (or its U.S. sub-custodian, as the case may be).

2.21 (f)	Reports by Custodian

The Custodian will supply to the Trust from time to time, as mutually agreed upon, statements in respect of the securities and other assets of each Fund held by foreign sub-custodians, including but not limited to an identification of entities having possession of each applicable Fund’s securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign sub-custodian for the Custodian and the Funds indicating, as to securities acquired for the Funds, the identity of the entity having physical possession of such securities.

2.21 (g)	Foreign Securities Transactions

1)	Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall make or cause its foreign sub-custodian to transfer, exchange, or deliver foreign securities owned by a Fund for the account of that Fund, but except to the extent explicitly provided herein only in any of the cases specified in Section 2.2.

2)	Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties the Custodian shall pay out or cause its foreign sub-custodian to pay out monies of a Fund, but except to the extent explicitly provided herein only in any of the cases specified in Section 2.8.

3)

Settlement and payment for securities received for the account of a Fund and delivery of securities maintained for the account of a Fund may, upon receipt of Proper Instructions, be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefore (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer with respect to any transaction involving foreign securities, the Custodian or any sub-custodian in its discretion may cause a Fund’s account to be credited on either the contractual settlement date or the actual settlement date with the proceeds of any sale or exchange of foreign securities from the account of the applicable Fund and to be debited on either the contractual settlement date or the actual settlement date for the cost of foreign securities purchased or acquired for such Fund according to Custodian’s then current internal policies and procedures pertaining to securities settlement, which policies and procedures may change from time to time. Custodian shall advise the Trust of any changes to such policies and procedures. The Custodian may reverse any such credit or debit made on the contractual settlement date if the transaction with respect to which such credit or debit was made fails to settle within a reasonable period, determined by Custodian in its reasonable discretion, after the contractual settlement date except that if any foreign securities delivered pursuant to this section are returned by the recipient thereof, the Custodian may cause any such credits and debits to be reversed at any time.

4)	Securities maintained in the custody of a foreign sub-custodian may be maintained in the name of such entity’s nominee to the same extent as set forth in Section 2.3 of this Contract and the Fund agrees to hold any such nominee harmless from any liability as a holder of record of such securities.

5)	Until the Custodian receives Proper Instructions, the Custodian shall, or shall cause the sub-custodian to collect all interest and dividends paid on securities held in each applicable Fund’s account, unless such payment is in default. Unless the Custodian receives Proper Instructions, the Custodian shall convert interest, dividends and principal received with respect to securities in a Fund’s account into United States dollars, and the Custodian shall perform foreign exchange contracts for the conversion of United States dollars to foreign currencies for the settlement of trades whenever it is practicable to do so through customary banking channels. Customary banking channels may vary based upon industry practice in each jurisdiction, and shall include the banking facilities of the Custodian’s affiliates, in accordance with such affiliate’s then prevailing internal policy on funds repatriation. All risk and expense incident to such foreign collection and conversions is the responsibility of each applicable Fund’s account, and Custodian shall have no responsibility for fluctuation in exchange rates affecting collections or conversions.

2.21(h)	Foreign Securities Lending

Notwithstanding any other provisions contained in this Contract, the Custodian and any sub-custodian shall deliver and receive securities loaned or returned in connection with securities lending transactions only upon and in accordance with Proper Instructions; provided, if the Custodian is not the lending agent in connection with such securities lending, then neither the Custodian or any sub-custodian shall undertake, or otherwise be responsible for,

(i)	marking to market values for such loaned securities,

(ii)	collection of dividends, interest or other disbursements or distributions made with respect to such loaned securities,

(iii)	receipt of corporate action notices, communications, proxies or instruments with respect to such loaned securities, and

(iv)	custody, safekeeping, valuation or any other actions or services with respect to any collateral securing any such securities lending transactions.

In the event that the Custodian is the applicable Fund’s lending agent in connection with a specific securities loan, the Custodian shall undertake to perform all of the above duties with regard to such loan, except that the Fund shall not receive, nor be enabled to vote, proxies in connection with such loaned security.

2.21	(i) Liability of Foreign Sub-Custodian

Each agreement pursuant to which the Custodian (or its U.S. sub-custodian bank, as applicable) employs a foreign banking institution as a foreign sub-custodian shall require the institution to exercise reasonable care in performance of its duties, based on the standards applicable to custodians in the relevant market, and to indemnify, and hold harmless, the Custodian and Custodian’s customers from and against any loss, damage, cost, expense, liability or claim arising out of such sub-custodian’s negligence, fraud, bad faith, willful misconduct or reckless disregard of its duties. At the election of the Trust, it shall be entitled to be subrogated to the right of the Custodian with respect to any claims against the Custodian’s U.S. sub-custodian bank (if any) or a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Trust has not been made whole for any such loss, damage, cost, expense, liability or claims.

2.21(j)	Monitoring Responsibilities

The Custodian shall furnish annually to the Trust information concerning the foreign sub-custodian employed by the Custodian (or its U.S. sub-custodian bank, as applicable). Such information shall be similar in kind and scope to that furnished to the Trust in connection with the initial approval of this Contract (and any contracts with U.S. and foreign sub-custodians entered into pursuant hereto). In addition, the Custodian will promptly inform the Trust in the event that the Custodian learns of a material adverse change in the financial condition of a foreign sub-custodian or is notified by the Custodian’s U.S. sub-custodian bank (if any) or a foreign banking institution employed as foreign sub-custodian that there appears to be a substantial likelihood that its shareholders’ equity will decline below $200 million (United States dollars or the equivalent thereof) or that its shareholders’ equity has declined below $200 million (in each case computed in accordance with generally accepted United States accounting principles).

2.21	(k) Branches of United States Banks

Except as otherwise set forth in this Contract, the provisions hereof shall not apply where the custody of any Fund’s assets maintained in a foreign branch of a banking institution which is a “bank” as defined by Section 2(a)(5) of the Investment Company Act of 1940 which meets the qualification set forth in Section 26(a) of said Act. The appointment of any such branch as a sub-custodian shall be governed by Article 1 of this Contract.

2.21 (l)	Expropriation Insurance

The Custodian represents that it does not intend to obtain any insurance for the benefit of the Trust which protects against the imposition of exchange control restrictions or the transfer from any foreign jurisdiction of the proceeds of sale of any securities or against confiscation, expropriation or nationalization of any securities or the assets of the issuer of such securities is organized or in which securities are held for safekeeping either by Custodian or any sub-custodians in such country. The Custodian represents that its understanding of the position of the Staff of the Securities and Exchange Commission is that any investment company investing in securities of foreign issuers has the responsibility for reviewing the possibility of the imposition of exchange control restrictions which would affect the liquidity of such investment company’s assets and the possibility of exposure to political risk, including the appropriateness of insuring against such risk.

3.	Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Board of Trustees of the Trust to keep the books of account of the Funds and/or compute the net asset value per share of the outstanding shares of the Funds or, if directed in writing to do so by the Fund, shall itself keep such books of account and/or compute such net asset value per share. If so directed, the Custodian shall also calculate daily the net income of each Fund as described in the Trust’s currently effective prospectus and shall advise the Trust and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Trust to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The calculations of the net asset value per share and the daily income of the Trust shall be made at the time or times described from time to time in the Trust’s currently effective prospectus.

4.	Records

The Custodian shall create and maintain all records relating to its activities and obligations under this Contract in such manner as will meet the obligations of the Trust under the Investment Company Act of 1940, with particular attention to Section 31 thereof and Rule 31 a-1 and 31a-2 thereunder. The Custodian shall also maintain records as directed by the Trust in connection with applicable federal and state tax laws and any other law or administrative rules or procedures which may be applicable to the Funds. With respect to securities and cash deposited with a Securities System, a sub-custodian or an agent of the Custodian, the Custodian shall identify on its books all such securities and cash as belonging to the account of the applicable Fund(s). All such records shall be the property of the Trust and shall at all times during the regular business hours of the Custodian be open for inspection by duly authority officers, employees or agents of the Trust. Such records shall be made available to the Trust for review by employees and agents of the Securities and Exchange Commission or other regulatory agency having supervisory authority over the Trust. The Custodian shall furnish to the Trust, and its agents, as of the close of business on the last day of each month a statement showing all transactions and entries for the account of the Funds during that month, and all holdings as of month-end.

All records so maintained in connection with the performance of its duties under this Contract shall remain the property of the Trust and, in the event of termination of this Contract, shall be delivered to the Trust. Subsequent to such delivery, and surviving the termination of this Contract, the Trust shall provide the Custodian access to examine and photocopy such records as the Custodian, in its discretion, deems necessary, for so long as such records are retained by the Trust.

5.	Opinion of Fund’s Independent Accountant

The Custodian shall take all reasonable action, as the Trust may from time to time request, to obtain from year to year favorable opinions from the Trust’s independent accountants with respect to its activities hereunder in connection with the preparation of the Trust’s, Form N-I A, and Form N-SAR or other annual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

6.	Reports to Trust by Independent Public Accountants

The Custodian shall provide the Trust, at such times as the Trust may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a Securities System, relating to the services provided by the Custodian under this Contract; such reports shall be of sufficient scope, and in sufficient detail, as may reasonably be required by the Trust to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

7.	Compensation of Custodian

For performance by the Custodian pursuant to this Contract, each Fund agrees to pay the Custodian annual asset fees and supplemental charges as set out in the fee schedule attached hereto as Schedule B

8.	Responsibility of Custodian

So long as and to the extent that it is in the exercise of reasonable care, and except as otherwise specifically provided herein, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties. Except as otherwise specifically provided herein, the Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to the Trust for any action taken or omitted by it in good faith and without negligence. The Custodian may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Trust or of its own counsel, at the expense of the Trust. Notwithstanding the foregoing, the responsibility of the Custodian with respect to redemptions effected by check shall be in accordance with a separate Contract entered into between the Custodian and the Trust or its agent this is not applicable.

If the Trust requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the reasonable opinion of the Custodian, result in the Custodian or its nominee assigned to the Trust being liable for the payment of money or incurring liability of some other form, the applicable Fund, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form reasonably satisfactory to it.

If the Trust requires the Custodian to advance cash or securities for any purpose or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of a Fund shall be security therefore and should the Trust fail to repay the Custodian promptly with respect to any Fund, the Custodian shall be entitled to utilize available cash and to dispose of assets from the applicable Fund to the extent necessary to obtain reimbursement.

The Custodian shall not be liable for any loss or damage to any Fund resulting from participation in a securities depository or from the use of sub custodian or agent unless such loss or damage arises by reason of any negligence, misfeasance, or willful misconduct of officers or employees of the Custodian, or from its failure to enforce effectively such rights as it may have against any securities depository or from use of a sub-custodian or agent. Anything in this Contract to the contrary notwithstanding, the Custodian shall exercise, in the performance of its obligations undertaken or reasonably assumed with respect to this Contract, reasonable care, for which the Custodian shall be responsible to the same extent as if it were performing such duties directly. The Custodian shall be responsible for the securities and cash held by or deposited with any sub-custodian or agent to the same extent as if such securities and cash were directly held by or deposited with the Custodian. The Custodian hereby agrees that it shall indemnify and hold each applicable Fund harmless from and against any loss which shall occur as a result of the failure of a foreign sub-custodian holding the securities and cash to provide a level of safeguards for maintaining any Fund’s securities and cash not materially different from that provided by a United States custodian holding such securities and cash in the United States.

The Custodian agrees to indemnify and hold each of the Funds harmless for any and all loss, liability and expense, including reasonable legal fees and expenses, arising out of the Custodian’s own negligence or willful misconduct or that of its officers, agents, sub-custodian or employees in the performance of the Custodian’s duties and obligations under this Contract.

9.	Effective Period, Termination and Amendment

The Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided. The Contract may be amended at any time by mutual agreement of the parties hereto. Either party may terminate this Agreement as to any or all Funds by giving the other party sixty (60) days notice in writing, specifying the date of such termination delivered or mailed, postage prepaid to the other party. In the event notice is given by the Trust, the Trust will furnish a Certificate evidencing the vote of the Trust’s Board to terminate this Agreement and designating a successor Custodian if applicable.

The Trust shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, or any provision of the Declaration of Trust, and further provided, that the Trust may at any time by action of its Board of Trustees (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Upon termination of the Contract, the Trust shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements.

10.	Successor Custodian

If a successor custodian shall be appointed by the Board of Trustees of the Trust, the Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer to an account of the successor custodian all of the Funds’ securities held in a Securities System.

In the event that no written order designating a successor custodian or certified copy of a vote of the Board of Trustees shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to designate and deliver to a successor custodian, which shall be a person qualified to so act under the Act and which shall be a a bank or trust company, which is a “bank” as defined in the Investment Company Act of 1940, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, or not less than $25,000,000, all securities, funds and other properties held by the Custodian and all instruments held by the Custodian relative thereto and all other property held by it under this Contract and to transfer to an account of such successor custodian all of the Trust’s securities held in any Securities System. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Trust to to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect.

11.	Interpretive and Additional Provisions

In connection with the operation of this Contract, the Custodian and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Contract as may in their joint opinion be consistent with the general tenor of this Contract. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Declaration of Trust of the Trust. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Contract.

12.	Minnesota Law to Apply

This Contract shall be construed and the provisions thereof interpreted under and in accordance with laws of the State of Minnesota.

13.	Other Version Agreement.

The Trust assumes responsibility for all amounts (including without limitation compensation and indemnification amounts) for which Advantus Series Fund, Inc. would have responsibility to the Custodian with respect to the Original Version Agreement. The Custodian agrees that all amounts for which it has responsibility to Advantus Series Fund, Inc. with respect to the Original Version Agreement are owed by it to the Trust.

b. The Trust assumes responsibility for all overdrafts, advances and similar items for which Advantus Series Fund, Inc. would have responsibility to the Custodian with respect to the Original Version Agreement, and such overdrafts, advances and similar items shall be subject to the terms of this Agreement.

c. For clarity, the Custodian shall be entitled with respect to this Agreement to continue to rely on any standing instructions, directions, procedures or similar items that were provided to or utilized by it in relation to Advantus Series Fund, Inc. with respect to the Original Version Agreement.

d. For clarity, the Custodian’s compensation arrangements in effect with respect to the Original Version Agreement shall continue in effect with respect to this Agreement until amended as provided in this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 1st day of May, 2012

SECURIAN FUNDS TRUST

By:
Its:

WELLS FARGO BANK, N.A.

By:
Its:

SCHEDULE A

To the

Custodian Contract

Between

Securian Funds Trust and Wells Fargo Bank, N.A.

The following Funds of the Securian Funds Trust shall be included within the terms of this Agreement and each shall hereinafter be referred to in this Agreement as a ‘Fund’ or if more than one the “Funds”:

Securian Funds Trust—Advantus Money Market Fund—0723

Securian Funds Trust—Advantus Index 500 Fund—0726

Securian Funds Trust—Advantus Index 400 Mid-Cap Fund—0748

Securian Funds Trust—Advantus Real Estate Securities Fund—0762

SCHEDULE B

To the

Custodian Contract

Between

Securian Funds Trust and Wells Fargo Bank, N.A.

FEE SCHEDULES

Securian Funds Trust / Advantus Money Market Fund (0723) 13396800

CUSTODY

Annual Account Administration

Annual Account Charge	$1,500.00

Domestic Transaction Charges

Domestic Depository Settlements	$7.00
Physical (New York, Mpls)	$30.00
Principal Paydowns	$10.00
Money Movements (Wires, checks, etc.)	$5.00
Reorg/Corporate Actions	$20.00
Options/Futures	$15.00
Mutual Funds	$30.00

Out-of-Pocket Expenses

Reasonable and standard expenses will be charged to the funds. These charges include, but are not limited to: postage, miscellaneous supplies, weekend processing and special requests.

FEE SCHEDULES (continued)

Securian Funds Trust / Advantus Index 500 Fund (0726) 13587500

Securian Funds Trust / Advantus Index 400 Fund (0748) 13588000

Securian Funds Trust / Advantus Real Estate Securities Fund (0762) 13588300

CUSTODY

Annual Market Value Charge	$.000010

Domestic Transaction Charges
Domestic Depository Settlements	$4.00
Federal Reserve Settlements	$6.00
Physical (New York, Mpls)	$30.00
Mutual Fund Settlements	$30.00
Private Placement Settlements	$15.00
Options/Futures Settlements	$15.00
Principal Paydowns—non variable	$8.00
Principal Paydowns—CMO’s	$15.00
Reorg/Corporate Actions	$20.00
Money Movements (Wires, checks, etc.)	$5.00

Out-of-Pocket Expenses

Reasonable and standard expenses will be charged to each Fund. These charges include, but are not limited to: postage, miscellaneous supplies, weekend processing and special requests.

APPENDIX I

SECURIAN FUNDS TRUST (the “Trust”), a statutory trust established under the laws of the state of Delaware, does hereby certify that:

The following individuals serve in the following positions with the Trust and each individual has been duly elected or appointed to such position and qualified therefore in conformity with the Trust’s governing instrument and the specimen signatures set forth opposite their respective names are their true and correct signatures:

Name:	Position:	Signature:

David M. Kuplic	President

Bruce P. Shay	Vice President

Gary M. Kleist	Vice President and Treasurer

By:
Eric J. Bentley
Assistant Secretary

Dated: